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                                                                      EXHIBIT 12

                                    HCA INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE QUARTERS MARCH 31, 2004 AND 2003
                             (DOLLARS IN MILLIONS)

                                                                QUARTER
                                                              -----------
                                                              2004   2003
                                                              ----   ----
EARNINGS:
Income before minority interests and income taxes...........  $597   $804
Fixed charges, excluding capitalized interest...............   165    143
                                                              ----   ----
                                                              $762   $947
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $135   $114
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    30     29
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   165    143
Capitalized interest........................................     9     12
                                                              ----   ----
                                                              $174   $155
                                                              ====   ====
Ratio of earnings to fixed charges..........................  4.38   6.12